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                                                                    Exhibit 99.1
                                                                    ------------
FOR IMMEDIATE RELEASE:

Contact:
Harborside Healthcare Corporation
William H. Stephan, CFO
(617) 646-5400

                HARBORSIDE HEALTHCARE EXCHANGE OFFER COMPLETED

Boston, MA, May 10, 2001 - Harborside Healthcare Corporation today announced the expiration of its exchange offer for all of its outstanding 11% Senior Subordinated Discount Notes due 2008 and 13-1/2% Exchangeable Preferred Stock on May 9, 2001. In conjunction with the exchange offer, Harborside solicited consents from the holders of the discount notes and preferred stock to effect certain amendments to the indenture under which the discount notes were issued and to the certificate of designation relating to the preferred stock.

Harborside received tenders of discount notes from the holders of $170,000,000 in aggregate principal amount at maturity of the discount notes, representing 100% of the total amount at maturity outstanding, and tenders of preferred stock from the holders of 57,570 shares of the preferred stock, representing 99.96% of the total amount outstanding.

Harborside provides high quality long-term care, subacute and other specialty medical services in four regions - the Midwest, New England, the Mid-Atlantic and the Southeast. As of May 1, 2001, the Company operated 50 facilities with a total of 6,124 licensed beds.